DATA RESALE AGREEMENT

          THIS DATA RESALE AGREEMENT (this “Agreement”), signed on Apr 9, 2003 (the “Signing Date”), and effective on the earlier of the date on which Vocus has integrated the Data and is Providing the Data to its’ clients or June 1, 2003 (the Effective Date) by and between:

          VOCUS, a Delaware corporation with its principal offices at 4296 Forbes Boulevard, Lanham, Maryland 20706; and

          Bacon’s Information, Inc. (“Bacon’s”), a Delaware corporation with its principal offices at 332 South Michigan Avenue, Chicago, IL 60604.

(each individually a “Party,” and collectively, the “Parties”).

          WHEREAS, Bacon’s has developed and maintains a proprietary database containing media-related information that it licenses and sells in directories and online services;

          WHEREAS, VOCUS has developed and Provides media-related application programs and electronic databases containing focused media-related information;

          WHEREAS, Bacon’s desires to license its media data for distribution by VOCUS, and;

          WHEREAS, VOCUS desires to Provide Bacon’s media data to its customers and to compensate Bacon’s for such Provision ;

               NOW, THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

     1.1 Agreement Year. An “Agreement Year” shall mean a period beginning on the Effective Date (or an anniversary of the Effective Date during the Term) and continuing through the earlier of the day before the subsequent anniversary of the Effective Date or the end of the Term.

     1.2 Broad Market Media Data. “Broad Market Media Data” shall mean media data covering substantially all United States media.

     1.3 Data. The “Data” shall mean Bacon’s entire proprietary database of media-related information, including updates to the database, containing the same information as in the software product sold by Bacon’s to its subscribers, including Bacon’s “media calendar” data, “Industry analyst” data, and Bacon’s “pitching tips” and “Bios

     1.4 Licensed Product. A “Licensed Product” shall mean VOCUS’s current products including the Data, as well as future electronically delivered media database products that incorporate the Data.

     1.5 Licensed Trademarks. The “Licensed Trademarks” are the Bacon’s name and trademarks attached hereto as Exhibit D.

     1.6 Guaranteed Annual Royalty. The “Guaranteed Annual Royalty” shall be one million dollars ($1,000,000) for each twelve month period of the Agreement, commencing on the Effective Date.

     1.7 Provided. When software or data is “Provided” that shall mean that the software or data, respectively, is sold, resold, licensed, installed or otherwise delivered to customers.

     1.8 Term. The “Term” shall be the term of this Agreement, as set forth in Section 11.1 hereof.

2.	DATA LICENSE. Rights of VOCUS

     2.0 Bacon’s hereby grants VOCUS a license to use the Data in the Licensed Products and Provide the Data to its customers in accordance with the terms and conditions stated in this Agreement. VOCUS shall have the right to make copies of the Data for its internal use, to incorporate the Data in Licensed Products, and to display the Data publicly to potential customers. VOCUS shall not use, reproduce, distribute, Provide or display the Data other than in connection with this Agreement. Except as otherwise expressly set forth herein, VOCUS shall not co-mingle the Data in any way in conjunction with any other data, product or service; it being understood that to the extent VOCUS does use the Data in the Licensed Products, such Data shall be sufficiently differentiated from any other data and VOCUS shall remove all Data from the Licensed Products upon expiration or termination of this Agreement.

          2.0.1 Limits on Sublicensing. VOCUS shall have no right to sublicense third parties to resell the Data.

     2.1 Obligations of VOCUS

          2.1.1 Conditions of VOCUS’s Customers. VOCUS shall license the Data to clients solely as part of the Licensed Products and in conjunction with its contracts to provide software and the Data for specific numbers of authorized users for such Licensed Products. Contracts for the Licensed Products shall be on an annual basis, with a right to annually renew the contract and other such terms and conditions consistent with this Agreement, a sample of which is attached hereto as Exhibit C (“Form License Agreement”); it being understood that those terms and conditions pertaining to the Data and Bacon’s rights and contained in the Form License Agreement, as executed by each VOCUS customer, shall not be materially altered without prior written approval by Bacon’s. VOCUS shall use its commercially reasonable efforts to ensure that customers of the Data comply with the terms of the license agreements under which the Licensed Products are Provided, including limiting use of the Data only to the number of authorized users under such license agreements and prohibiting the resale of the Data and VOCUS indemnifies Bacon’s for any breach thereof. Promptly following its knowledge thereof, VOCUS shall terminate the license to any Licensee violating the resale provisions of such license agreements or any other provisions that materially adversely affect Bacon’s, and shall deny the Licensee access to the Data.

           2.1.2 Format for Provision. VOCUS shall Provide the Data solely in a format compatible with the VOCUS Software.

           2.1.3 Limit on Resale. VOCUS shall not Provide the Data in the form of media lists, labels, or ASCII data.

           2.1.4 Customer Service. VOCUS shall provide all customer service relating to the Provision and use of the Data and all VOCUS software and information products. VOCUS and Bacon’s shall jointly establish a process for transmitting customer comments or requests related solely to the Data (i.e., information errors, requests, or other desired customer feedback) to Bacon’s.

           2.1.5 Identification. When each contact detail record is displayed on screen, VOCUS will ensure that a suitable identifier appears to identify the Data as Bacon’s proprietary data. A screen shot showing this identification is attached as Exhibit A. VOCUS will include similar and additional source identification in future versions of its products as mutually agreed by the parties hereto, in all versions of its products.

      2.2 Vocus Marketing. Vocus agrees not to market or sell the Licensed Product at less than 56,000 per year for an initial single user license, less than $500 per additional concurrent user, or less than $100 per additional password user, during the term of this Agreement.

3.	TRADEMARK LICENSE

     3.1 Grant of License. Bacon’s hereby grants VOCUS a worldwide license to use the Licensed Trademarks in connection with the use or Provision of the Data.

     3.2 Quality Control. All advertising, promotional and other related uses of the Licensed Trademarks by VOCUS shall conform to standards set by, and be under the control of, Bacon’s. VOCUS agrees to cooperate with Bacon’s in facilitating Bacon’s control of the use of the Licensed Trademarks and to supply Bacon’s with specimens of all uses of the Licensed Trademarks upon request. VOCUS shall comply with all applicable laws and regulations and obtain all required governmental approvals pertaining to the production, distribution and Provision of Licensed Trademarks.

     3.3. Promotional Materials. Vocus agrees to proactively market Bacon’s Data as an integral part of its overall software solution. VOCUS shall provide Bacon’s with advance copies of all advertising, promotional and other materials bearing the Licensed Trademarks by delivering the same to Joe Bernardo or Stephen Debruyn (or persons in their corporate positions or otherwise designated by them or by Bacon’s). Bacon’s shall have the right to review all information related to Bacon’s contained in such materials and, shall use reasonable efforts to approve or disapprove such information within ten (10) days of receiving such materials. If Bacon’s does not respond within such ten (10) day period, the materials shall be deemed approved. VOCUS shall not use any such materials prior to obtaining Bacon’s actual or deemed approval. In the event Bacon’s does not approve any materials submitted to it, Bacon’s shall provide VOCUS written notice of the reasons for disapproval. Provided that VOCUS incorporates the comments of Bacon’s set forth in the preceding sentence, VOCUS shall be entitled to then distribute such materials.

     3.4 The Marks. VOCUS shall include the Licensed Trademarks on or with all Licensed Products and shall include all notices and legends with respect to the Licensed Trademarks or pursuant to federal, state and local laws and all other notices and legends as may be reasonably requested by Bacon’s.

     3.5 Ownership. (a) VOCUS acknowledges the ownership of the Licensed Trademarks by Bacon’s, agrees that it will do nothing inconsistent with such ownership, and that all use of the Licensed Trademarks by VOCUS and all good will developed therefrom shall inure to the benefit of and be on behalf of Bacon’s. VOCUS agrees that nothing in this Agreement shall give VOCUS any right, title, or interest in the Licensed Trademarks other than the right to use the Licensed Trademarks in accordance with this Agreement and VOCUS agrees that it will not attack the title of Bacon’s to the Licensed Trademarks. (b) Bacon’s acknowledges that it shall have no right to use the trademarks owned by VOCUS in connection with this agreement.

     3.6 Installation of Vocus Software. Vocus shall provide Bacon’s with a user I.D. and password for access to Licensed Product. Access shall be limited to a single person within Bacon’s for the specific purpose of assuring the accurate use and display of the Data. Bacon’s agrees not to use access to Licensed Product for purposes of product knowledge or development.

4.	PROVISION OF DATA

     4.1 Format. Bacon’s will provide the Data to VOCUS in ASCII format with appropriate record and field descriptions (the “Initial Format”) on such media as agreed upon by the Parties. Bacon’s shall provide the Data in a consistent format over the Term so that VOCUS’s data conversion process can be designed, tested and implemented consistently over the Term. Bacon’s shall have the right to change the format from time to time during the Term on thirty (30) days written notice to VOCUS

     4.2 Timing. Initially, Bacon’s will provide the Data to VOCUS as a weekly release, and will work with Vocus to provide the Data daily in a mutually agreed upon time frame.

     4.3 Media Monitoring. Bacon’s agrees to provide client clips in digital form to be distributed through the VOCUS software for any VOCUS client using Bacon’s Media Monitoring digital services.

5.	EXCLUSIVITY

     5.1 Bacon’s as VOCUS’s Exclusive Supplier. During the Term, Bacon’s shall be the exclusive third-party supplier of Broad Market Media Data to VOCUS’s products. VOCUS further agrees to refrain from entering into Provision arrangements for Broad Market Media Data with any other company during the Term.

     5.2 Most Favored Software Provider for Resale of Bacon’s Data. In any period during which Bacon’s Provides the Data to any reseller other than VOCUS, Bacon’s will require a $500,000 yearly minimum royalty and shall not offer such reseller terms that are more favorable than those contained in this Agreement are to VOCUS regarding (i) the price of the Data, or other financial terms; (ii) the frequency of updates of the Data; (iii) the content of the Data. Any agreement with any such reseller shall contain terms of exclusivity equivalent to those contained within Paragraph 5.1 above as pertains to such reseller. Within 30 days of entering into an agreement pursuant to which the Data will be provided to a reseller other than VOCUS, Bacon’s will notify VOCUS of such agreement and inform VOCUS of the identity of such reseller and the general terms pursuant to which the Data will be Provided. During the term of this Agreement, Bacon’s agrees not to license the Data to MediaMap.

6.	ROYALTIES and PAYMENTS

     6.1 Sales and License Royalties. For each copy of a Licensed Product incorporating the Data Provided to a new or renewed customer, VOCUS shall accrue an obligation to pay royalties as described in Exhibit B hereof. Such royalties shall be deemed to accrue on the date that VOCUS provides a copy of the Licensed Product to its customer.

     6.2 Payment for provision of Data to current clients. Vocus will remit a payment of $250,000 within fifteen (15) days from the Signing Date of this Agreement, to allow for the provision of the Data to current Vocus customers for a period of up to twelve (12) months from the Effective Date. This payment will count towards the first year Guaranteed Annual Royalty. Vocus will also provide the client names, number of users, and the expiration date for each current Vocus client in place on the Effective Date of this Agreement. Bacon’s and Vocus will provide the Data to these clients until the expiration of their Vocus contract, but no longer than 12 months. Clients that renew with Vocus will do so in accordance with the terms in 6.1.

     6.3 Royalty Rate Increases. With ninety (90) days written notice, Bacon’s reserves the right to increase the royalty rates by no more than 4% in each of years two (2) and three (3) of this Agreement, and for each subsequent year beyond the initial term of this Agreement.

     6.4 Guaranteed Royalties. If the royalties paid under Section 6.1 of this Agreement in any twelve month period commencing on the Effective Date and ending on the first anniversary thereof, and each twelve month period thereafter, are less than the Guaranteed Annual Royalty, then VOCUS shall pay Bacon’s the difference between the royalties accrued under Section 6.1 of this Agreement and the Guaranteed Annual Royalty within (30) days after the expiration of each such period. In the event that this Agreement terminates in the middle of any twelve month period, VOCUS shall be obligated to pay an amount equal to (i) the pro rata portion of the Guaranteed Annual Royalty to the date of payment minus (ii) royalties paid to the date of termination.

     6.5 Sale of Data Subsets. VOCUS may not Provide any subset of the Data except that VOCUS may Provide subsets of the Data containing either all broadcast media or all print media.

     6.6 Price for Data Subsets. For each copy of a Licensed Product incorporating the allowable broadcast or print subsets of the Data, VOCUS shall pay royalties as though the full set of Data had been Provided.

     6.7 Monthly Royalty Report. By the fifteenth (15th) day of each complete calendar month following the Effective Date, VOCUS shall provide reports containing the client names and licensed number of concurrent and total users for each new or renewed client from the previous month. Bacon’s shall treat all information received in such Monthly Reports as confidential information pursuant to Section 9 hereof.

     6.8 Royalty Payments. Within thirty (30) days after the provision of each report made pursuant to Section 6.7 hereof, VOCUS shall remit any royalties payable pursuant to Section 6 hereof to Bacon’s. Royalties shall be paid in U.S. Dollars.

     6.9 Audit Rights

          6.9.1 Right to Audit. Bacon’s shall have the right, at its own cost and expense (subject to Section 6.8.2), to audit the relevant books and records of VOCUS for the purpose of verifying the accuracy of the royalty reports and payments. Such audits shall be made during regular business hours and upon not less than five (5) days advance written notice and shall be permitted not more frequently than twice per Agreement Year. VOCUS shall cooperate with and assist Bacon’s accountant or authorized representative for the purpose of facilitating such audit. Bacon’s hereby represents and warrants to VOCUS that (i) there shall be no more than two (2) individuals auditing VOCUS’ records at any time, and all such individuals shall be members of Bacon’s accounting department who have no responsibility (and not in the future have any responsibility) for the sale or marketing of Bacon’s products; (ii) the individuals engaged to perform such audit shall be made aware of the confidentiality provisions of Section 9 of this Agreement, and shall agree to treat as confidential and not disclose to any other person, including any person employed by Bacon’s, the information obtained by such auditor, including but not limited to the name or any other identifying detail of any VOCUS customer, unless it shall become necessary to disclose such information as a result of a dispute with VOCUS respecting the amount of royalties due hereunder; and (iii) the information obtained in connection with such audit shall not be used by Bacon’s or any of its employees or contractors for any purpose other than validating the amount of royalties owed by VOCUS. Any breach of this Section 6.9.1 shall not be subject to the limits set forth in Section 7.8 hereof.

           6.9.2 Discrepancies. If, as a result of such audit, Bacon’s accountant determines that the amount of royalties due was greater or less than the amount reported by VOCUS in a royalty report furnished pursuant to Section 6.5, Bacon’s shall promptly furnish to VOCUS a copy of the report of its accountant setting forth the amount of the deficiency or overpayment showing, in reasonable detail, the basis upon which such deficiency or overpayment was determined. Upon receipt of such report of Bacon’s accountant, VOCUS shall have the right to have an independent accountant verify the deficiency or overpayment indicated in the report. If such deficiency or overpayment is verified, then payment for such deficiency by VOCUS, or refund by Bacon’s for such overpayment, shall be due on the thirtieth (30th) day following receipt of such notice. If such deficiency or overpayment is not verified, the Parties agree to negotiate in good faith to resolve the dispute over such deficiency or overpayment. In the even that any audit reveals a deficiency of more than ten percent (10%) in any six (6) month period, VOCUS shall pay all of the costs incurred by Bacon’s in connection with such audit.

     6.10 Interest. If any undisputed payments due under Section 6 are not paid in full within thirty (30) days after receipt of notice by VOCUS that payment is overdue, interest will accrue and be payable at the rate of fifteen percent (15%) per annum of the unpaid amount.

7.	WARRANTIES, LIMITATION OF LIABILITY

     7.1 Ownership of the Data. Bacon’s warrants and represents that it has the right to grant to VOCUS the rights granted herein. With respect to the trademark “Bacon’s”, Bacon’s warrants that it has the right to grant VOCUS the license there under only in the United States.

     7.2 Noninfringement. Bacon’s warrants and represents that the Data, and VOCUS’s use and Provision thereof in accordance with this Agreement, does not and will not infringe any patent, copyright, trademark, trade secret, or other proprietary right belonging to a third party, except that Bacon’s warrants that its trademark “Bacon’s” does not infringe any trademarks only in the United States. VOCUS warrants and represents that the VOCUS Software does not and will not infringe any patent, copyright, trademark, trade secret, or other proprietary right belonging to a third party.

     7.3 Viruses. Bacon’s shall use its best efforts to protect all Data (including the tapes or other media in which it is embedded) from computer viruses or other contaminants.

     7.4 Repair. Bacon’s shall remedy or repair, as soon as reasonably practicable, all substantial and demonstrable errors in the Data, at no additional cost to VOCUS. For purposes of this Agreement, errors shall be considered to be “substantial” when they result in the impairment of one or more essential features or capabilities of the Data.

     7.5 Limitations on Warranty. Bacon’s warranty obligation under Section 7.4 is conditioned upon:

     (a) VOCUS giving Bacon’s written notice of any substantial error promptly, and in any event within ninety (90) days after it has become apparent;

     (b) the said error being demonstrable;

     (c) the Data having been properly maintained;

     (d) the Data being at Bacon’s current release level or no more than one release back; and

     (e) no unauthorized addition to or modification of the Data having been undertaken by VOCUS or a third party acting on behalf of VOCUS.

     7.6 VOCUS’s Selection of the Data. VOCUS acknowledges and accepts that the role of Bacon’s is solely that of a supplier of Data and that it is VOCUS’s responsibility to determine its own commercial requirements and to satisfy itself that the Data meets such requirements.

     7.7 Disclaimer of Warranties;Consequential Damages. EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 7.1, 7.2 AND 7.4 HEREOF, AS LIMITED BY SECTION 7.5 HEREOF, BACON’S MAKES NO WARRANTY, EITHER EXPRESS OR IMPLIED, AS TO THE CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER AFFECTING OR RELATING TO THE DATA. EXCEPT WITH REGARD TO THE INDEMNIFICATION OF THIRD PARTY CLAIMS UNDER SECTION 13 HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY, FOR ANY REASON WHATSOEVER, WHETHER IN CONTRACT OR TORT, FOR ANT FORM OF PUNITIVE, INDIRECT, SPECIAL, CONSEQUENTIAL, OR INCIDENTAL LOSS, DAMAGE, OR EXPENSE (INCLUDING, BUT NOT LIMITED TO, LOSS DUE TO INABILITY TO OBTAIN DATA, LOSS OF BUSINESS, OR LOSS OF ANTICIPATED PROFITS) IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, FUNCTIONING, OR USE OF THE DATA OR VOCUS SOFTWARE PROVIDED UNDER THIS AGREEMENT, EVEN IF SUCH OTHER PARTY IS ADVISED OF THE POSSIBILITY THEREOF.

     7.8 In addition, each party’s liability to the other Party hereunder (other than an obligation to pay royalties or Commissions) shall be limited to the amounts paid by VOCUS to Bacon’s hereunder during the preceding twelve (12) month period, except Bacon’s liability to VOCUS shall not be so limited with respect to any indemnification of third party claims under Section 13.1 hereof.

8.	PROPRIETARY RIGHTS.

     8.1 Ownership of Proprietary Rights. Neither Party acquires any rights in or to any trademarks, copyrights, patents, trade secrets, or any other intellectual property rights belonging to the other Party, except as expressly provided herein, by virtue of entering into this Agreement.

9.	CONFIDENTIALITY

     9.1 Obligation to Maintain Confidentiality. During the term of this Agreement, each Party shall keep confidential, and other than as provided herein shall not use or disclose, directly or indirectly, any trade secrets, confidential or proprietary information, or any other knowledge, information, documents or materials, owned, developed, or possessed by the other Party, whether in tangible or intangible form, the confidentiality of which such other Party takes reasonable measures to protect and which such other Party has conspicuously marked as “Confidential” or “Proprietary” or which, if in intangible form, has been reduced to tangible form within ten (10) days of the date of disclosure thereof, so marked, and provided to the other Party. Each Party shall take any and all lawful measures to prevent the unauthorized use and disclosure of such information, and to prevent unauthorized persons or entities from obtaining or using such information. Each Party further agrees to refrain from directly or indirectly taking any action which would constitute or facilitate the unauthorized use or disclosure of such information. Each Party may disclose such information to its officers and employees to the extent necessary to enable such party to perform its obligations hereunder; provided, that such party takes reasonable steps to ensure that such officers and employees maintain the secrecy and nonuse of such information. Bacon’s agrees that it shall not use any information provided by VOCUS or obtained from VOCUS (regardless of whether such information is marked as confidential) to sell or market any of Bacon’s products; or to sell or provide such information to any other party. Each Party shall be liable for any unauthorized use and disclosure of such information by its officers and employees, which liability shall not be subject to the provisions of Section 7.8 hereof.

          9.1.1 The Data. With specific reference to the Data, except as may be licensed, distributed or displayed in accordance with the terms of this Agreement, VOCUS shall take all reasonable precautions to maintain the confidentiality of the Data, which precautions shall be at least equivalent to those VOCUS takes to protect its own confidential information.

     9.2 Limitations. Notwithstanding the foregoing, the provisions of Section 9.1 hereof shall not apply to knowledge, information, documents or materials which the receiving Party can conclusively establish: (a) have entered the public domain without such Party’s breach of any obligation owed to the disclosing Party; (b) have become known to the receiving Party prior to the disclosing Party’s disclosure of such information; (c) arc permitted to be disclosed by the prior written consent of the disclosing Party; (d) have become known to the receiving Party from a source other than the disclosing Party other than by breach of an obligation owed to the disclosing Party; (e) are disclosed by the disclosing Party to a third Party without restrictions on its disclosure; or (f) are independently developed by the receiving Party without breach of this Agreement.

10.	ASSIGNMENT

     10.1 This Agreement may not be transferred or assigned, in whole or in part, by VOCUS or Bacon’s without the prior written consent of the other, which consent shall not be unreasonably withheld. Bacon’s will not consent to assign this Agreement to any of the following entities; PR Newswire, BusinessWire, Internet Wire, MediaMap, Burrelle’s, Luce, Lexis-Nexis or any company or entity based outside the United States.

11.	TERM, DEFAULT AND TERMINATION

11.1	Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of three (3) years. This Agreement shall automatically renew for subsequent one (1) year terms following the initial term unless either Party notifies the other Party, in writing, of its intent not to tenew no less than one (1) year prior to expiration of the current term.

11.2	Bacon’s Termination Right. Bacon’s may terminate this Agreement:

(a)	upon written notice, if VOCUS fails to pay any undisputed fees payable hereunder when due, but such termination shall not take effect, and this Agreement shall remain in full force and effect, if VOCUS makes such payment prior to the expiration of ten (10) days from the date VOCUS receives such written notice of payments due, provided that VOCUS shall not be entitled to cure the failure to make payment more than one (1) time during any twelve-month period;

(b)	upon written notice, if VOCUS fails to fulfill the $1,000,000 annual royalty guarantee within thirty (30) days of the annual anniversary of this agreement. Failure to pay the $1,000,000 annual royalty guarantee within thirty (30) days of the annual anniversary of this agreement will be cause for Bacon’s to immediately discontinue providing the Data to Vocus and require Vocus to discontinue providing the Data to all customers in accordance with the terms of paragraph 11.5.

(c)	upon sixty (60) days’ written notice if VOCUS is in default of any other material provision of this Agreement, but such termination shall not take effect, and this Agreement shall remain in full force and effect, if VOCUS cures such default prior to the expiration of the notice period provided such default is capable of being cured and provided that VOCUS shall not be entitled to cure the same breach more than two (2) times in any twelve-month period;

(d)	upon ten (10) days’ written notice if VOCUS institutes proceedings seeking relief under the Bankruptcy Code or any similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing, or upon the involuntary appointment of any receiver or trustee to take possession of the properties of VOCUS, which appointment is not rescinded within thirty (30) days; or

(e)	by providing thirty (30) days’ written notice if a person or entity acquires more than fifty percent (50%) of the voting securities of VOCUS or substantially all of the assets of VOCUS other than as part of a corporate restructuring among entities previously controlling VOCUS or controlled by VOCUS, or as the result of an IPO, such notice to be provided within thirty (30) days after Bacon’s receives notice of such acquisition. If notice is not provided within such thirty (30) days, this Agreement shall remain in full force and effect.

11.3	VOCUS’s Termination Right. VOCUS may terminate this Agreement:

(a)	upon ten (10) days’ written notice, if Bacon’s fails to pay any undisputed fees payable hereunder when due, but such termination shall not take effect, and this Agreement shall remain in full force and effect, if Bacon’s makes such payment prior to the expiration of the notice period, provided that Bacon’s shall not be entitled to cure the failure to make payment more than one (1) time during any twelve-month period;

(b)	upon sixty (60) days’ written notice if Bacon’s is in default of any material provision of this Agreement, but such termination shall not take effect, and this Agreement shall remain in full force and effect, if Bacon’s cures such default prior to the expiration of the notice period; or

(c)	upon ten (10) days’ written notice if Bacon’s institutes proceedings seeking relief under the Bankruptcy Code or any similar law, or consents to the filing against it of any petition for the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts as they become due, or takes any action in furtherance of the foregoing, or upon the involuntary appointment of any receiver or trustee to take possession of the properties of Bacon’s, which appointment is not rescinded within thirty (30) days.

(d)	by providing thirty (30) days’ written notice if a person or entity acquires more than fifty percent (50%) of the voting securities of Bacon’s other than as part of a corporate restructuring among entities previously controlling Bacon’s or controlled by Bacon’s, such notice to be provided within thirty (30) days after Press Access receives notice of such acquisition. If notice is not provided within thirty (30) days after such acquisition, this Agreement shall remain in full force and effect.

     11.4 Provisions Surviving Termination. The provisions of Sections 6, 7, 8, 9, 11, 13 and 14 hereof shall survive the termination of this Agreement.

     11.5 Discontinuance. If VOCUS’s right to Provide the Data terminates for any reason, whether with or without cause, or due to the expiration or non-renewal of this Agreement, except in the event Vocus defaults on the payment of the $1,000,000 annual minimum royalty as per the terms of subparagraph 11.2 (b), Bacon’s shall Provide Data to fulfill existing VOCUS customer contracts, and VOCUS shall:

(a)	notify all customers of Licensed Products that new contracts under which the Data is Provided will not be available following the date on which termination is effective;

(b)	return to Bacon’s all copies of materials associated therewith or which are a part thereof which were provided by Bacon’s under this Agreement; and

(c)	confirm in writing to Bacon’s that such notification and return has occurred in accordance with the notice provisions herein.

     11.6 Termination of Rights. Upon termination, except as provided above, all rights of the parties hereunder shall terminate immediately.

12.	BANKRUPTCY

     12.1 Notwithstanding any other terms or conditions of this Agreement, if Bacon’s or any successor in interest thereto voluntarily seeks protection or is involuntarily subjected to the provisions of the United States Bankruptcy Code or any successor section or sections thereto (“Bankruptcy Code”), VOCUS, at its sole option and discretion, may elect by written demand to Bacon’s or its trustee in bankruptcy to retain VOCUS’s rights under this Agreement, including, without limitation, VOCUS’s right to demand:

(a)	Performance of this Agreement;

(b)	The use of any and all Data without interference by Bacon’s or its trustee in bankruptcy; and

(c)	Any other rights available to VOCUS under Section 365 of the Bankruptcy Code.

Failure by VOCUS to assert its rights to retain its benefits under this Agreement or any Addendum or Rider hereunder pursuant to Section 365(n)(1)(B) of the Bankruptcy Code under an executory contract rejected during bankruptcy proceedings shall not be construed by the courts as a termination of this Agreement by VOCUS under Section 365(n)(l)(A) of the Bankruptcy Code.

13.	INDEMNIFICATION

     13.1 Subject to the remainder of this Section 13, each Party (the “Providing Party”) shall defend or settle any action brought against the other Party (the “Receiving Party”) arising from any claim that the Receiving Party’s use or Provision of the Data or other software or data provided by the Providing Party to the Receiving Party under the terms of this Agreement, and used or Provided in compliance with this Agreement, infringes any U.S. patent, copyright, trademark, trade secret or other proprietary right belonging to a third party (“Third Party Infringement Claim”) and to hold the Receiving Party harmless from any and all liabilities, losses, costs, damages, expenses, and reasonable attorney’s fees that result from any such Third Party Infringement Claim.

     13.2 (a) Bacon’s hereby indemnifies VOCUS against any third party claim arising out of any: (i) material breach of Bacon’s obligations hereunder; and (ii) any claim arising in connection with the marketing, sale and distribution of the Data, Clipping or Fulfillment Services, except if such claim arises out of an error or omission in the Licensed Products as originally provided to Bacon’s by VOCUS.

          (b) VOCUS hereby indemnifies Bacon’s against any third party claim arising out of any: (i) material breach of VOCUS’s obligations hereunder; and (ii) any claim arising in connection with the marketing, sale and distribution of the Licensed Products by VOCUS, except if such claim arises out of an error or omission in the Data as originally provided to VOCUS by Bacon’s.

     13.3 Subject to the remainder of this Section 13, each Party shall defend or settle any action brought against the other Party arising from any indemnifiable claim (“Other Third Party Claim”) and to hold such other Party harmless from any and all liabilities, losses, costs, damages, expenses, and reasonable attorney’s fees that result from any such Other Third Party Claim.

     13.4 Each Party’s obligations under this Section 13 are conditioned upon:

(a) The party from which indemnification is sought (the “Indemnifying Party”) being promptly notified in writing by the party seeking indemnification (the “Indemnified Party”) of any Third Party Infringement Claim or Other Third Party Claim (collectively or individually, a “Third Party Claim”);

(b) The Indemnified Party allowing its name to be used in proceedings, as necessary;

(c) The Indemnifying Party’s ability to control the defense of such claim with legal counsel of its own choosing;

(d) The Indemnified Party providing the Indemnifying Party with all reasonable assistance (without expenditure of money) in defending any Third Party Claim; and

(e) Any such Third Party Claim not arising due to unauthorized acts or misconduct of the Indemnified Party.

     13.5 Subject to Section 13.7, no settlement which prevents the Providing Party from continuing to use and Provide the Data or Licensed Product substantially as provided herein shall be made without the prior written consent of the Providing Party.

     13.6 In all events, the Indemnified Party shall have the right to participate in the defense of any suit or proceeding described in this Section 13 through counsel of its own choosing at its own expense.

     13.7 If the Data or Licensed Product becomes the subject of a Third Party Infringement Claim, the Providing Party may at its option and expense either:

(a) Obtain an appropriate license from the party asserting the Third Party Claim; or

(b) replace or modify the Data or Licensed Product (or parts thereof) that is the subject of the Third Party Claim so that it is functionally equivalent and no longer infringing, subject to the approval of the Receiving Party, which approval shall not be unreasonably withheld.

14.	GENERAL

      14.1 Law to be Applied. This Agreement shall be governed by and interpreted under the laws of the State of Illinois, without regard to its choice of law rules.

     14.2 Forum. The parties agree that the making and performance of this Agreement constitutes the transaction of business in Illinois sufficient to give the federal and state court therein jurisdiction over both parties. Any action or proceeding involving, arising out of, or relating to this Agreement, or the making or breach thereof, shall be brought in a federal or state court located in the County, City, and State of Illinois, and in no other forum, and the jurisdiction of such courts over such matters shall be exclusive.

     14.3 Taxes. All fees and charges referred to in this Agreement are net of any applicable sales, use, property, and other taxes and import or other duties, however designated or levied. Payment of all such taxes and duties shall be the sole responsibility of the Party paying such fees or charges.

     14.4 Notices. Notices under this Agreement shall be in writing and shall be deemed given (a) five (5) business days after deposit in the U.S. mail, when sent postage prepaid by certified mail or (b) the next day after delivery to a guarantied overnight courier when sent by such a courier with signature required, to the parties at the addresses specified below or such new address as they shall communicate to each other in writing from time to time.

To VOCUS:

Steve Vintz
Chief Financial Officer
Vocus, Inc.
4296 Forbes Boulevard
Lanham, Maryland 20706

To Bacon’s:

Joseph M. Bernardo
President and COO
Bacon’s Information. Inc.
332 S. Michigan Avenue
Chicago, IL 60604

     14.5 Force Majeure. No Party to this Agreement shall be liable for delay or failure in the performance of its contractual obligations arising from any one or more events which are beyond its reasonable control; PROVIDED THAT upon such delay or failure affecting one Party, that Party shall notify the other Party and use all reasonable endeavors to cure or alleviate the cause of such delay or failure with a view to resuming performance of its contractual obligations as soon as practicable, or to arrange for appropriate alternative methods of performance and provided further that no such event shall excuse either party from its obligation to pay royalties hereunder. In the event that Bacon’s is unable to supply Data, whether due to a condition of Force Majeure or otherwise, for a period of sixty (60) days, then VOCUS shall have the right to acquire data equivalent to the Data elsewhere for the period during which Bacon’s is unable to provide Data hereunder; or (iii) terminate this Agreement in its entirety

     14.6 Waiver. The failure of any Party to enforce or exercise, at any time or for any period of time, any term of or any right arising pursuant to this Agreement does not constitute, and shall not be construed as, a waiver of such term or right and shall in no way affect that Party’s right to later enforce or exercise it. The waiver by either Party of the breach of any provision of this Agreement shall not constitute a waiver of the breach of any other provision, or of the subsequent breach of the same provision.

     14.7 Severability. The invalidity or unenforceability of any term of or any right arising pursuant to this Agreement shall in no way affect the remaining terms or rights.

     14.8 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their heirs, successors, and assigns.

     14.9 Amendment. This Agreement may not be amended, waived, terminated, or superseded except by a written instrument signed by duly authorized representatives of the Parties.

     14.10 Plural and Singular Usage. As used herein, the singular of any term includes the plural and the plural means the singular, whenever the context so requires.

     14.11 Headings. The section headings in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

     14.12 Entire Agreement. This Agreement contains the entire agreement by and between the Parties and all discussions, negotiations, and prior agreements are merged herein and shall not survive.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year indicated below.

BACON’S INFORMATION, INC.

By:	/s/ Joseph M. Bernardo

Name: Joseph M. Bernardo
Title: President/CEO
Date: 4/9/03

VOCUS

By:	/s/ Richard Rudman

Name: Richard Rudman
Title: President & CEO
Date: 4-8-03

Exhibit A

Screen shot of identification will be provided to the Parties after the Effective Date hereof.

Exhibit B
Royalty Rates

     Royalties for each Licensed Product incorporating Data, including renewal subscriptions for the Data, shad be based on the number of users licensed by a particular customer:

User	Royalty to Bacon’s
1st User	$l,400/year
Additional concurrent users	$350/each per year
Fee per each user I.D. and password, concurrent or otherwise	$50/each per year
Limited Site* license per individual operating entity (agency) ... (not to exceed 200 concurrent users)	$50,000/year
Unlimited site license (over 200 concurrent users)	On Request

*(site license not available at holding company level such as WPP, Omnicom, Interepublic, etc...)

Exhibit C

Sample Form License Agreement

Terms & Conditions

1. Subscription. When VOCUS receives your signed Subscription Form along with these Terms & Conditions, you will be a subscriber to the VOCUS/Online service as it is offered by VOCUS from time to time (the “Service”), for a period of one year. The subscription is on a per user basis, fora minimum term of one (1) year from the date the account is activated. Upon initial use of the Service, you will be charged a one-time “Activation Fee”. You will be billed monthly (via credit card only) or net 30 for the one-year subscription fee (“Subscription Fee”) depending on the payment method agreed upon. You agree mat the Service will only be accessed by those persons for whom a Subscription Fee has been paid. Payment may be made by credit card; however, if any monthly charge is denied by the credit card issuer, VOCUS reserves the right to immediately terminate access to the Service without further notice.

2. Account, Password and Security. When you become a subscriber, you will select a username and password. You are solely responsible to maintain the confidentiality of your username and password. You also are solely responsible for any and all activities that occur under your account. You are to notify us of any unauthorized use of your account, or any other breach of integrity or security of the Service.

3. Subscription Fee. Each Subscription Fee allows one named individual to access the Service, to use a reasonable quantity of disk space on the server for the posting of individual data, and a limited, non-exclusive, nontransferable, personal license to use the data stored on the specific database(s) you have selected for use with the Service. VOCUS reserves the right to change the Subscription Fee with 30 days prior notice, and you will be invoiced for the new Subscription Fee in your next monthly invoice. VOCUS also reserves the right to increase your Subscription Fee if the disk space utilized by you is greater than the disk space allocated by VOCUS.

4. Limitations. You agree to comply with rules and regulations that we may impose on the use of the Service from time to time. You are solely responsible for the contents of the data and information you post to the Service and your use of the Service is subject to all applicable local, state, federal and international laws and regulations. You agree that the information retrieved from the database(s) made available on the Service will be used solely for your personal use and will not be transferred, sold or made available by you to any third party and will not be published or otherwise distributed or disseminated in any manner without the express written consent of VOCUS unless: the information is only provided by generating a typical PR agency report and providing the results of that report to your client.

5. Termination. After the initial one (1) year period, you have the right to terminate or renew your subscription. VOCUS has the right to terminate your subscription at its discretion, for reasons including, but not limited to, violating this Agreement, untimely payment or non-payment of invoices or inappropriate usage as determined by VOCUS. Your obligation to pay accrued Subscription Fees survives the termination of this Agreement.

6. Subscriber Support; Services. From time to time we will advise you of our support policies. VOCUS reserves the right to change or discontinue our support policies or the Service at any time. VOCUS will not be liable to any subscriber or any third party should VOCUS exercise its right to change or discontinue the Service or any services. VOCUS will, however, use reasonable efforts to advise you of such changes as soon as practical.

7. Disclaimer of Warranty and Limitation of Liability. VOCUS, and any third-party content providers, provides the Service and the information stored on the database(s) made available on the Service on an “AS IS, AS AVAILABLE and WITH ALL FAULTS” basis, and makes no express or implied warranties regarding the use or performance of the Service or database information. VOCUS disclaims any and all implied warranties of title, merchantability, fitness for a particular purpose or use, or noninfringement. VOCUS will not be liable for any (a) special, incidental, indirect, or consequential damages; (b) loss of goodwill or profit; or (c) any other claim in connection with this Agreement or in connection with the Service. In no event will VOCUS be liable for loss of profits, business or data, or the interruption of your business or the Service. VOCUS will not be liable for any delay in accessing and/or inability to access the Service whether due to an act of God, action by governmental entity, strike, network difficulty, electronic malfunction, etc., or any reliability or effectiveness related to the Service. In no event will VOCUS be liable for any failure, disruption, downtime, interruption, delay, inaccuracy, or any other nonperformance related to the Service. VOCUS make no warranty or representation that the operation of the Service will be uninterrupted or error-free. Because some jurisdictions do not allow the exclusion or limitation of liability for consequential or incidental damages, the above limitations may not apply to you. VOCUS’s liability to you for actual damages for any cause whatsoever, and regardless of the form of action (whether in contract, tort (including negligence), product liability or otherwise), will be limited to the Subscription Fee paid for the month in which the claim arose.

8. Indemnity. You agree to indemnify and hold VOCUS, its subsidiaries, affiliates, parent corporation, officers, employees, suppliers and agents harmless from any claim or demand, including reasonable attorney’s fees, resulting from any violation of this Agreement or the infringement of any intellectual property right of any person or entity, or any activity related to your account (including any negligent or wrongful conduct) by you or any other person accessing the Service using your username or password.

9. Taxes. You are responsible to pay any sales or use tax imposed at any time in connection with this Agreement.

10. Restricted Use. RESTRICTED RIGHTS LEGEND. Any information or data downloaded from this Server for or on behalf of the United States of America, its agencies and/or instrumentalities (“U.S. Government”), is provided with Restricted Rights. Use, duplication, or disclosure by the U.S. Government is subject to restrictions as set forth in subparagraph (c)(l)(ii) of the Rights in Technical Data and Computer Software clause at DFARS 252.227-7013 or subparagraphs (c)(l) and (2) of the Commercial Computer Software — Restricted Rights at 48 C.F.R. 52.227-19, as applicable.

11. Links to Third Party Sites.

This VOCUS Online website may be linked to other websites which are not under the control of and are not maintained by VOCUS. VOCUS is not responsible for the content of those sites. VOCUS is providing these links to you only as a convenience, and the inclusion of any link to such sites does not imply endorsement by VOCUS of those sites. VOCUS controls and operates the VOCUS Online website from its headquarters in various locations in the United States of America and makes no representation that these materials are appropriate or available for use in other locations. If you use this website from other locations, you are responsible for compliance with applicable local laws including but not limited to the export and import regulations of other countries. You acknowledge and agree that the data and any other materials made available from the Service are subject to the U.S Export Administration Laws and Regulations. Diversion of such materials contrary to U.S. law is prohibited. You agree that neither the data, information, or other materials, nor any direct product therefrom, is being or will be acquired for, shipped, transferred, or re-exported, directly or indirectly, to proscribed or embargoed countries or their nationals.

12. General. If any portion of this Agreement is found to be unlawful, void or unenforceable for any reason whatsoever, the unenforceable provision shall be deemed severable from this Agreement and shall not affect the validity or enforceability of the remaining provisions of this Agreement. This Agreement is the complete agreement concerning the subject matter hereof, and supercedes all prior agreements and representations between VOCUS and you. It may be modified only in writing signed by both parties. If VOCUS must hire an attorney to enforce any of the terms and conditions of this Agreement, you agree to pay all reasonable attorneys’ fees and court costs incurred by VOCUS. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland, U.S.A. applicable to agreements made and to be performed in the State of Maryland. You agree that any legal action or proceeding between you and VOCUS for any purpose concerning this Agreement or the parties’ obligations hereunder will be brought exclusively in a federal or state court of competent jurisdiction sitting in the State of Maryland.

Name/Title

Company	Payment options: Net 30 30/60/90 w/CC CC .

Address	☐ Visa ☐ MasterCard ☐ Amex

City State Zip Country	Card Number

Exp. Date

Phone Fax	Cardholder Signature

E-Mail

Authorized Signature Date

Exhibit D

Licensed Trademarks

Bacon’s

Bacon’s Information, Inc.

Bacon’s Media Directories:
Bacon’s Magazine Directory
Bacon’s Newspaper Directory
Bacon’s TV/Cable Directory
Bacon’s Radio Directory
Bacon’s Internet Media Directory
Bacon’s Media Calendar Directory
Bacon’s Computer/Hi-Tech Media Directory
Bacon’s Medical & Health Media Directory
Bacon’s Business Media Directory
Bacon’s Metro California Media Directory
Bacon’s New York Publicity Outlets
Bacon’s International Media Directory

Bacon’s MediaSource

Bacon’s NetClips

Bacon’s ClipSource

Bacons.com

Bacon’s MediaCalendars.com

Bacon’s PRMediaNews.com

Bacon’s Media Lists Online